Exhibit 5.1

Fennemore Craig, P.C.
300 E. Second Street

Suite 1510

Reno, Nevada 89501

(775) 788-2200

Law Offices
Denver	(303) 291-3200
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Phoenix	(602) 916-5000
Reno	(775) 788-2200
Tucson	(520) 879-6800

March 13, 2017

Lilis Energy, Inc.

300 E. Sonterra Blvd. Ste. 1220

San Antonio, TX 78258

Re:	Registration of Common Stock of Lilis Energy, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Lilis Energy, Inc., a Nevada corporation (the "Company"), in connection with an amendment to the registration under a Registration Statement on Form S-1 No. 333-213653 (as amended, the "Registration Statement") by the Company under the Securities Act of 1933, as amended (the "Act"), of 40,993,017 shares of common stock, par value $.0001 per share of the Company (“Common Stock”) consisting of (i) 8,398,112 shares of Common Stock previously issued by the Company (the “Issued Stock”) upon conversion of the 8% Senior Secured Convertible Debentures of the Company and the Series A 8% Convertible Preferred Stock of the Company, upon conversion of a portion of the 12% Convertible Notes (the “Convertible Notes”) issued by the Company and upon exercise of a portion of the Company’s outstanding warrants to purchase common stock (the “Convertible Note Warrants”) issued to the holders of Convertible Notes (ii) 18,965,243 shares of Common Stock (the “Series B Conversion Stock”) to be issued upon conversion of the Series B 6% Preferred Stock of the Company (the “Series B Preferred Stock”), (iii) 8,863,653 shares of Common Stock (the “Series B Warrant Stock”) to be issued upon exercise of the warrants to purchase common stock issued to the holders of the Series B Preferred Stock (the “Series B Warrants”), and (iv) 4,766,009 shares of Common Stock (the “Additional Warrant Stock”) to be issued upon exercise of certain of the Convertible Note Warrants, a warrant to purchase common stock issued to KES 7 Capital Inc. dated June 22, 2016 (the “KES Warrant”), warrants to purchase common stock issued to David Castaneda dated January 1, 2013, January 1, 2014, and January 17, 2014 (collectively, the “Castaneda Warrants”), a warrant to purchase common stock issued to Market Development Consulting Group, Inc. d/b/a MDC Group dated February 4, 2015 (the “MDC Warrant”) and a warrant to purchase common stock issued to Heartland Bank dated January 8, 2015 (the “Heartland Warrant”) (such additional Convertible Note Warrants, the KES Warrant, the Castaneda Warrants the MDC Warrant and the Heartland Warrant are collectively referred to as the “Additional Warrants”).

Fennemore Craig, P.C.

Lilis Energy, Inc.

Re:    Registration of Common Stock

March 13, 2017

We have examined originals or copies of each of the documents listed below:

1.       The Amended and Restated Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.       The Amended and Restated Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3.       Resolutions of the Board of Directors of the Company relating to the Issued Stock, the Convertible Notes, the Convertible Note Warrants, the Series B Conversion Stock, the Series B Warrants, and the Additional Warrants and the registration of the Common Stock, as certified by an officer of the Company as of the date hereof;

4.       The form of the Series B Warrants;

5.       The form of the Convertible Notes;

6.       The form of the Convertible Note Warrants;

7.       The KES Warrant;

8.       The Castaneda Warrants;

9.       The MDC Warrant;

10.       The Heartland Warrant; and

11.       The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Fennemore Craig, P.C.

Lilis Energy, Inc.

Re:    Registration of Common Stock

March 13, 2017

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete; and (iii) at the time the shares of Common Stock (other than the Issued Stock, as to which we make no such assumption) being registered under the Registration Statement are issued, there will be sufficient authorized but unissued Common Stock available to allow for such issuance.

Based upon the foregoing, and subject to the following, it is our opinion that:

1.       Issuance of the Issued Stock was duly authorized by the Company and the Issued Common Stock has been validly issued and is fully paid and nonassessable.

2.       Issuance of the Series B Conversion Stock has been duly authorized by the Company and, when issued upon conversion in accordance with the terms of the Series B Preferred Stock, the Series B Conversion Stock will be validly issued, fully paid and nonassessable.

3.       Issuance of the Series B Warrant Stock has been duly authorized by the Company and, when issued in accordance with the terms of the Series B Warrants, the Series B Warrant Stock will be validly issued, fully paid and nonassessable.

4.       Issuance of the Additional Warrant Stock has been duly authorized by the Company and, when issued in accordance with the terms of the Additional Warrants, the Additional Warrant Stock will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

Fennemore Craig, P.C.

Lilis Energy, Inc.

Re:    Registration of Common Stock

March 13, 2017

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.